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                                                             EXHIBIT 11.1


                              CIENA CORPORATION

Computation of Pro Forma Net Income per Common and Common Equivalent Share

                                                         Year Ended October 31, 1996
                                                         ---------------------------
Net income                                                       $14,718,000
                                                         ===================
Weighted average shares of common
 stock outstanding                                                12,840,000

Weighted average effect of common
 stock equivalents (using the
  treasury stock method and the
 anticipated initial public offering
 price of $18.00 per share)                                       80,352,000

Common shares issued within one
 year of initial filing                                              352,000

Common stock equivalents issued
 within one year of initial filing
 (using the treasury stock method
 and the anticipated initial public
 offering price of $18.00 per share)                               5,567,000
                                                         -------------------
                                                                  99,111,000
                                                         ===================
Pro forma net income per common and
 common equivalent share                                               $0.15
                                                         ===================